UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 17, 2015

CAPE BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-33934	26-1294270
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

225 North Main Street, Cape May Court House, New Jersey	08210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 465-5600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)            On February 17, 2015, the Board of Directors of Cape Bank (the “Bank”), the wholly owned subsidiary of Cape Bancorp, Inc. (the “Company”), reviewed and approved the 2015 Cape Bank Incentive Compensation Plan (the “Plan”), which is designed to motivate and reward executive officers of the Bank to achieve specific goals that support the Bank’s strategic plan. The Plan focuses on various performance measures that are critical to the Bank's growth and profitability. Under the Plan, each executive participant has a target incentive opportunity based on competitive market practice for his/her position in the Bank, which is represented as a percentage of base salary. Actual incentive payouts, however, will vary each year based on a combination of bank-wide, department, and/or individual performance. Under the terms of the Plan, the potential bonus payout to Michael D. Devlin, President and Chief Executive Officer of the Bank and the Company, for achievement at target, has increased from 25% of his base salary to 35% of his base salary, which would be divided as follows: 25% of the 35% will be in cash and the remaining 10% of the 35% will be in Company common stock and vest over a 5-year period.

Item 9.01                      Financial Statements and Exhibits

(a)	Financial statements of businesses acquired. None.

(b)	Pro forma financial information. None.

(c)	Shell company transactions: None.

(d)	Exhibits. None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPE BANCORP, INC.
DATE: February 20, 2015	By:	/s/ Guy Hackney
Guy Hackney
Executive Vice President and Chief Financial Officer